UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 9, 2018

Lonestar Resources US Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37670	81-0874035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
111 Boland Street, Suite 301
Fort Worth, Texas 76107
(Address of principal executive office) (Zip Code)
(817) 921-1889
(Registrants’ telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2018, EF Realisation Company Limited ("EF Realisation") notified Lonestar Resources US Inc. (the "Company") that it had progressed its previously announced voluntary liquidation and distribution of assets to certain of its shareholders (the "EF Realisation Liquidation"). As previously noted, the EF Realisation Liquidation included the sale or distribution of all of EF Realisation's 4,174,259 shares of the Company's Class A Voting Common Stock (the "Class A Stock"), representing approximately 17% of the Company's total Class A Stock outstanding. Following the EF Realisation Liquidation, EF Realisation is no longer a shareholder of the Company.

Accordingly, and pursuant to the Board Representation Agreement by and between the Company and EF Realisation (the "Board Representation Agreement"), John H. Murray and Dr. Christopher Rowland (the "EF Realisation Directors") each submitted their resignations to the Board of Directors of the Company (the "Board") on October 10, 2018 and October 9, 2018, respectively. Under the terms of the Board Representation Agreement, the EF Realisation Directors are required to submit each Board resignation when EF Realisation's ownership of Class A Stock falls below 15% and 10%, respectively, which occurred as a result of the EF Realisation Liquidation. The EF Realisation Directors have confirmed that their resignations are not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lonestar Resources US Inc.

Dated: October 10, 2018	By:	/s/ Gregory R. Packer
	Name:	Gregory R. Packer
	Title:	Vice President, General Counsel & Corporate Secretary

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